Exhibit 99.01

PowerVerde, Inc

21615 N. 2d Ave.

Phoenix, AZ 85027

December 14, 2009

Dear PowerVerde Shareholder,

This is my first annual letter to you, and I want to begin by thanking everyone for their support and confidence in our Company and its progress during the past 12 months. Some of you have been shareholders since inception while others have purchased our stock after PowerVerde became a publicly traded company. Either way our collective goals are to see the commercialization of our renewable energy products, thus rewarding the shareholders, as well as helping to create an energy independent nation while emitting zero waste stream byproducts or carbon emissions.

We began the year focusing on two separate products servicing three distinct markets: waste heat and solar energy recovery electrical generation systems; and natural gas pipeline powered electrical generation systems. Both products utilize PowerVerde’s proprietary pressure-driven motor technology, the primary difference being that the waste heat and solar recovery system expands a working fluid from waste heat or solar energy and the pipeline unit captures wasted pressure from the pumping stations used to move the natural gas across the nation. Both pressure-driven systems produce electricity, to be used by a business or home, or sold back into the electric grid.

In the first quarter of 2009, PowerVerde entered into a cooperative relationship with Sopogy, a leader in solar thermal heat collection systems. We believe we are close to delivering our 25/50 PowerVerde ORC Solar System to the Keahole Solar power facility on the island of Hawaii. Solar thermal generated power is a major key to our country’s energy independence and a cornerstone to our Company’s development strategy. We are honored to have teamed up with Sopogy and look forward to combining our thermal power systems with their state of the art solar thermal collectors in order to extract clean energy from the sun. Within the first half of 2009 we built and began testing our first proto-type 100kw natural gas pipeline motor. This was constructed at Global Machine Works, an Arlington, Washington, aerospace machine and engineering facility. We continue to discuss the pipeline system with energy players such as public utilities and private pipeline service companies. Despite the complexities and challenges associated with delivering a natural gas pressure recovery system, we believe our patented technology is positioned to achieve commercial success. We are continuing our development efforts and hope to report positive news on testing and deployment opportunities. By the third quarter of this past year, we had begun testing our new 25/50 Solar and Heat Recovery system. In this waste heat recovery test application, the ORC powered system captures the wasted heat, a byproduct from a 198 HP diesel generator set. We continue to improve performance and manufacturing capabilities and hope to create a commercial system in 2010.

Having addressed these markets and having built these electric power generation systems as well as actually operating and testing them, as demonstrated on our web-site www.PowerVerdeenergy.com, we have begun to establish certain service and qualified distribution partners in the final quarter of 2009. This is the beginning of a global strategy to find suitable purchasers and markets for our green renewable power generation systems.

In closing and on behalf of our engineers, design and manufacturing people associated with PowerVerde we wish you a happy and prosperous New Year.

Sincerely,

/s/ George Konrad
Founder and President